Exhibit 15.2

CONSENT

We hereby consent to the references to our firm as an independent valuation specialist, and to the assistance we provided with respect to the valuation of warrants issued to investors on September 27, 2012, included under the heading “Warrants” of “Item 5. Operating and Financial Review and Prospects – A. Operating Results” of this Registration Statement on Form 20-F of Mazor Robotics Ltd.

/s/ Financial Immunities Dealing Room Ltd.
Financial Immunities Dealing Room Ltd.

Rehovot, Israel

May 10, 2013